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                                                                     EXHIBIT 5.1



                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                              HOUSTON, TEXAS 77002

                                 July 18, 1996



Board of Directors
USA Waste Services, Inc.
5400 LBJ Freeway
Suite 300 - Tower One
Dallas, Texas 75240

Ladies and Gentlemen:



     We have acted as counsel to USA Waste Services, Inc., a Delaware corporation ("USA Waste"), in connection with the offer by USA Waste of up to 54,656,422 shares (the "Shares") of Common Stock, par value $.01 per share, of USA Waste (the "Common Stock"). This opinion is being delivered in connection with USA Waste's Registration Statement on Form S-4 (the 'Registration Statement') relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended. The Shares are being offered to holders of common stock of Sanifill, Inc. ("Sanifill") in connection with the merger of Quatro Acquisition Corp., a Delaware corporation and wholly owned subsidiary of USA Waste ("Merger Sub"), with and into Sanifill (the "Merger"), pursuant to the Agreement and Plan of Merger dated June 22, 1996 among USA Waste, Merger Sub and Sanifill (the "Merger Agreement").



     As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.



     Based upon the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to which the Registration Statement relates, when issued as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                            Very truly yours,

                                            /s/ ANDREWS & KURTH L.L.P.